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                                                                   EXHIBIT 23.9

                          CONSENT OF DIRECTOR NOMINEE

  I hereby consent to the reference to me as a Director Nominee of American Tower Systems Corporation ("ATS") in its Registration Statement on Form S-4 (and all amendments thereto, including related registration statements under Rule 462(b) of the Securities Act of 1933, as amended) for the offering of ATS common stock pursuant to the merger contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, by and among American Radio Systems Corporation, CBS Corporation (formerly Westinghouse Electric Corporation) ("CBS") and R Acquisition Corp., a wholly-owned subsidiary of CBS.

                                                    /s/ Randall Mays
                                          _____________________________________
                                                      RANDALL MAYS

Dated: February 9, 1998